Exhibit 10.11

Base Salaries of Named Executive Officers

Name	Base Salary
Thomas E. Gottwald Chairman of the Board, President, and Chief Executive Officer	$1,083,000
Regina A. Harm President of Afton Chemical Company	$539,700
Bruce R. Hazelgrove, III Executive Vice President and Chief Administrative Officer	$490,900
M. Rudolph West Vice President, General Counsel, and Secretary	$423,500
Brian D. Paliotti Chief Financial Officer and Vice President	$422,700